EXHIBIT 99


                  Family Dollar Reports January Sales


    MATTHEWS, N.C.--(BUSINESS WIRE)--Feb. 8, 2007--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the five weeks ended February 3, 2007, increased 38.2% to approximately $585.3 million from $423.4 million for the four week period ended January 28, 2006. For the five-week period ended February 3, 2007, compared with the similar five week period last year, total sales increased 4.0% and comparable store sales increased approximately 0.1%. Sales increases for the five week January period were the strongest in apparel and electronics; sales of home products and basic consumables were soft.

    The National Retail Federation monthly sales reporting calendar followed by the Company and widely used in the retail industry includes a non-comparative fifth week in the January period this year. Excluding the non-comparative week, net sales for the four weeks ended January 27, 2007, increased 5.7% and comparable store sales increased 1.7% when compared with sales for the similar four week period last year.

                                                           Comparable
                                              Total Sales    store
                             Sales (millions)   Change    Sales Change
                             ---------------- ----------- ------------
January 2007 (4 weeks)                $447.6         5.7%         1.7%
Fiscal January 2007(5 weeks)          $585.3        38.2%         0.1%
Fiscal Quarter-to-date              $1,435.9        16.9%         0.7%
Fiscal Year-to-date                 $3,036.2        10.8%         0.8%


    The Company had 6,293 stores as of February 3, 2007, including 26 new stores opened in the fiscal January period.

    Outlook

    As previously announced, this year the Company plans to expand its core food assortment in approximately 2,000 stores. The Company expects to initiate these and additional changes in other highly consumable categories in February. While these assortment changes are expected to contribute to accelerated sales growth in the second half of fiscal 2007, the Company believes that the transition period may temporarily disrupt sales. Consequently, the Company expects that comparable store sales for the February period will be approximately flat. The Company continues to expect that earnings per share for the second quarter of fiscal 2007 will be between $0.58 and $0.64.

    Cautionary Statements

    Certain statements contained in this press release, including those relating to the Company's stock option review and its potential impact on the Company's financial statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban
        Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  changes in shrinkage,

    --  the Company's ability to attract and retain employees,

    -- changes in interpretations or applications of accounting principles,

    --  failure to comply with covenants governing our indebtedness,

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs,

    -- progress or results of the Company's review of stock option practices,

    -- the impact of any restatement of financial statements of the Company or other actions, charges or costs that may be taken or required as a result of such review,

    -- the possibility that the Company will continue to be unable to timely file reports with the SEC, or

    -- litigation and governmental investigations or proceedings resulting from the Company's stock option practices and/or the results of the Company's review of those practices.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar

    With more than 6,200 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             Divisional Vice President
             http://www.familydollar.com